INETVISIONZ.COM, INC.

                               (FORMERLY KNOWN AS
                               TAO PARTNERS, INC.)

                        CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1999 AND 1998


                                    CONTENTS

                                                                            Page
                                                                            ----

INDEPENDENT AUDITORS' REPORT                                                  1

CONSOLIDATED FINANCIAL STATEMENTS:
   Balance Sheets                                                             2
   Statements of Operations                                                   3
   Statements of Stockholders' Equity (Deficit)                               4
   Statements of Cash Flows                                                  5-6
   Notes to Financial Statements                                            7-23

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Inetvisionz.com, Inc.
Torrance, California

We have audited the accompanying consolidated balance sheet of Inetvisionz.com, Inc. as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Inetvisionz.com, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the two years then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has incurred net losses from operations, has negative cash flows from operations, and has a net capital deficiency. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California
March 23, 2000 (except for Note 15, which is as of March 9, 2001)

                              INETVISIONZ.COM, INC.

                 CONSOLIDATED BALANCE SHEETS - DECEMBER 31, 1999

                                     ASSETS

CURRENT ASSETS:
   Cash                                                           $    1,000
   Cash - restricted                                                 107,957
   House accounts receivable, net of allowance
     for doubtful accounts of $112,941                               333,639
   Common stock receivable (collected in January 2000)                50,000
   Other current assets                                               23,220
                                                                  ----------

        Total current assets                                                    $  515,816

PROPERTY AND EQUIPMENT, net of accumulated
   depreciation and amortization                                                   402,396

OTHER ASSETS:
   Customer lists, net                                               205,436
   Product license, copyrights, trademark and concept, net           183,425
   Covenant not to compete, net                                       36,685
   Loan receivable - related party                                    12,750
                                                                  ----------

        Total other assets                                                         438,296
                                                                                ----------

                                                                                $1,356,508
                                                                                ==========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
   Accounts payable and accrued expenses                          $1,164,457
   Deferred revenues                                                  90,451
   Loan payable, bank                                                100,015
   Notes payable, related parties, net of unamortized discount       211,000
                                                                  ----------

        Total current liabilities                                               $1,565,923

STOCKHOLDERS' DEFICIT:
   Common stock; $0.001 par value, 71,428,571 shares
     authorized, 11,007,626 shares issued and outstanding             11,007
   Additional paid-in capital                                      5,326,873
   Accumulated deficit                                            (5,547,295)
                                                                  ----------

        Total stockholders' deficit                                               (209,415)
                                                                                ----------
                                                                                $1,356,508
                                                                                ==========

See accompanying notes to consolidated financial statements.

                              INETVISIONZ.COM, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                  Year ended        Year ended
                                                 December 31,      December 31,
                                                     1999              1998
                                                 ------------      ------------

NET REVENUES                                     $  2,280,489      $  1,016,633

COST OF REVENUES                                    1,098,990           458,015
                                                 ------------      ------------

GROSS PROFIT                                        1,181,499           558,618
                                                 ------------      ------------

OPERATING EXPENSES:
   General and administrative                       2,772,165         1,259,718
   Non-cash compensation                            1,169,976         1,272,000
   Interest expense                                   361,387           341,475
                                                 ------------      ------------
                                                    4,303,528         2,873,193
                                                 ------------      ------------

NET LOSS                                         $ (3,122,029)     $ (2,314,575)
                                                 ============      ============

NET LOSS PER SHARE -
   basic and diluted                             $      (0.42)     $      (0.63)
                                                 ============      ============

WEIGHTED AVERAGE NUMBER OF
   SHARES OUTSTANDING -
     basic and diluted                              7,488,544         3,684,633
                                                 ============      ============

See accompanying notes to consolidated financial statements.

                              INETVISIONZ.COM, INC.

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                                                                     Total
                                                            Common stock           Additional                    stockholders'
                                                            ------------             paid-in      Accumulated      (deficit)/
                                                        Shares         Amount        capital        deficit          equity
                                                     ------------   ------------   ------------   ------------    ------------
Balance at January 1, 1998                              1,142,857   $      1,143   $    107,097   $   (110,691)   $     (2,451)

Shares issued during private placements,
   including expense recognized from sale of stock
   at less than fair value                              3,094,000          3,094      1,156,596             --       1,159,690

Shares issued per asset acquisition agreement             520,000            520        499,480             --         500,000

Beneficial conversion feature of debt to equity                                         341,475                        341,475

Shares issued in exchange for services                  2,050,000          2,050        827,950             --         830,000

Net loss for the year ended December 31, 1998                  --             --             --     (2,314,575)     (2,314,575)
                                                     ------------   ------------   ------------   ------------    ------------

Balance at December 31, 1998, as restated
   (see Note 15)                                        6,806,857          6,807      2,932,598     (2,425,266)        514,139

Shares issued during private placements,
   including expense recognized from sale of stock
   at less than fair value                                200,000            200        143,400             --         143,600

Exercise of stock options                                 300,000            300         74,700             --          75,000

Shares issued to related parties upon
   conversion of debt                                   3,467,435          3,467        690,020             --         693,487

Beneficial conversion feature of debt to equity                                         352,012                        352,012

Options granted to consultants in exchange for
   services rendered                                                                    701,375             --         701,375

Shares issued to related parties in
   exchange for services                                  233,334            233        391,768             --         392,001

Warrants granted during private offering
   (see Note 10)                                                                         41,000             --          41,000

Net loss for the year ended
   December 31, 1999                                           --             --             --     (3,122,029)     (3,122,029)
                                                     ------------   ------------   ------------   ------------    ------------

Balance at December 31, 1999, as restated
   (see Note 15)                                       11,007,626   $     11,007   $  5,326,873   $ (5,547,295)   $   (209,415)
                                                     ============   ============   ============   ============    ============

See accompanying notes to consolidated financial statements.

                              INETVISIONZ.COM, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                               Year ended       Year ended
                                                              December 31,     December 31,
                                                                  1999             1998
                                                              ------------     ------------

CASH FLOWS PROVIDED BY (USED FOR) OPERATING ACTIVITIES:
   Net loss                                                   $ (3,122,029)    $ (2,314,575)
                                                              ------------     ------------

ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH
PROVIDED BY (USED FOR) OPERATING ACTIVITIES:
   Allowance for doubtful accounts                                 104,644           41,539
   Depreciation and amortization                                   285,611           92,798
   Options and stock compensation                                1,169,976        1,272,000
   Interest expense arising primarily from
      beneficial conversion feature                                354,012          341,475

CHANGES IN OPERATING ASSETS AND LIABILITIES:
   (INCREASE) DECREASE IN ASSETS:
      Accounts receivable                                           42,439         (516,019)
      Other current assets                                         (14,268)          (8,952)

   INCREASE (DECREASE) IN LIABILITIES:
      Accounts payable and accrued expenses                        633,592          528,414
      Deferred income                                               34,113           83,338
                                                              ------------     ------------

         Total adjustments                                       2,610,119        1,834,593
                                                              ------------     ------------

         Net cash used for operating activities                   (511,910)        (479,982)
                                                              ------------     ------------

CASH FLOWS PROVIDED BY (USED FOR) INVESTING ACTIVITIES:
   Cash - restricted                                              (107,957)               -
   Advances on loan receivable                                     (12,750)         (33,242)
   Payments to acquire property, equipment and intangibles        (171,168)        (535,183)
                                                              ------------     ------------

         Net cash used for investing activities                   (291,875)        (568,425)
                                                              ------------     ------------

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
   Proceeds from officer-stockholders                              352,012          341,475
   Proceeds from notes payable, related parties                    250,000                -
   Proceeds from loan payable, bank                                100,015                -
   Common stock receivable                                          23,692                -
   Proceeds from private placements, net of offering costs          75,000          710,998
                                                              ------------     ------------

         Net cash provided by financing activities                 800,719        1,052,473
                                                              ------------     ------------

NET INCREASE (DECREASE) IN CASH                                     (3,066)           4,066
CASH, beginning of year                                              4,066                -
                                                              ------------     ------------

CASH, end of year                                             $      1,000     $      4,066
                                                              ============     ============

See accompanying notes to consolidated financial statements.

                              INETVISIONZ.COM, INC.

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                                Year ended      Year ended
                                                               December 31,    December 31,
                                                                   1999            1998
                                                               ------------    ------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid for income taxes                                  $        800    $        800
                                                               ============    ============
   Cash paid for interest                                      $         --    $         --
                                                               ============    ============

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND
  INVESTING ACTIVITIES:
   Shares issued in exchange for services                      $    375,001    $    830,000
                                                               ============    ============
   Shares issued per asset acquisition agreement               $         --    $    500,000
                                                               ============    ============
   Shares issued upon conversion of debt                       $    693,487    $         --
                                                               ============    ============
   Shares issued upon conversion of accrued consulting fees    $     17,000    $         --
                                                               ============    ============
   Common stock receivable                                     $     50,000    $     23,692
                                                               ============    ============
   Common stock options granted for services rendered          $    701,375    $         --
                                                               ============    ============
   Expense recognized from sale of stock at less than
     fair value                                                $     93,600    $    425,000
                                                               ============    ============
   Beneficial conversion feature of debt to equity             $    352,012    $    341,475
                                                               ============    ============
   Warrants granted during Private Offering (see Note 10)      $     41,000    $         --
                                                               ============    ============

See accompanying notes to consolidated financial statements.
                                                                               6

                              INETVISIONZ.COM, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1999 AND 1998


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     GENERAL:

          Martinique Ventures, Inc. was incorporated in the State of Delaware on February 18, 1988 as a C corporation. On July 9, 1997, Martinique Ventures, Inc. changed its name to Zebulon Enterprises, Inc.

          Pursuant to a share acquisition agreement dated March 31, 1998, all the outstanding common stock (1,142,857 shares) of Zebulon Enterprises, Inc. was purchased for $114,286 and accordingly, there was a change in control of the Company. Immediately following this transaction, the new stockholders changed its name from Zebulon Enterprises, Inc. to TAO Partners, Inc. and on April 30, 1999, changed its name to Inetvisionz.com, Inc. (the "Company").

          During September 1998, the Company acquired certain assets of a computer training division from NovaQuest InfoSystems, Inc. and transferred its assets to Inetversity, Inc., a wholly owned subsidiary. Until this time, the Company had no operations.

     PRINCIPLES OF CONSOLIDATION:

          The accompanying consolidated financial statements include the accounts of Inetvisionz.com, Inc. (the "Parent"), and its wholly owned subsidiary, Inetversity, Inc. All material intercompany transactions have been eliminated in consolidation.

     BUSINESS ACTIVITY:

          The Company and its subsidiary provide education through the distance learning environment and develop and deliver technology training lessons using the Internet as a means of delivery. The Company also plans to provide major corporations e-commerce solutions to conduct business via the Internet.

     USE OF ESTIMATES:

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              INETVISIONZ.COM, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

     REVENUE RECOGNITION:

          Tuition Revenues
          ----------------

          The Company, through its iNetVersity subsidiary, recognizes tuition revenue from corporate and individual customers (excluding JTPA and ETP) as services are performed over the term of each enrollment, usually ranging from 1 week to 20 weeks.

          The Company, through its iNetversity subsidiary, also provides tuition services and technical training under Federal and State funded Job Training Programs, which are as follows:

          Job Training Placement Act ("JTPA"): The Company currently has yearly contracts with nine Southern California organizations under the JTPA. Pursuant to these agreements, the Company recognizes tuition revenue at various stages after services have been performed without any further contingencies or performance obligations, and thereby have earned the right to receive and retain payments for services billed. A summary of the various stages is as follows:

               25% - Upon enrollment in the training program and attainment of one learning objective of core training (not less than 15 hours) and submission of verification of enrollment, timesheets and corresponding invoice by the Company to the respective agency.

               50% - Upon satisfactory completion of at least 50% of the designated course hours and competencies as outlined in the course curriculum and attainment of test scores or achievement levels prescribed in the curriculum. The Company is responsible for submitting corresponding timesheets, performance evaluations and test scores documenting activity and related invoice to the respective agency.

               25% - Upon satisfactory completion of the remaining curriculum hours and being placed in unsubsidized employment of 8 hours or more. The Company is responsible for submitting corresponding timesheets, correspondence documenting activity, evidence of employment with certain information and related invoice to the respective agency.

          Employment Training Panel ("ETP") - The Company currently has a contract under the ETP and is funded by the State of California. Pursuant to this agreement, the Company recognizes tuition revenue after services have been completed without any further contingencies or performance obligations, and thereby have earned the right to receive and retain payments for services billed. The Company is entitled to receive progress payments at various stages, a summary of which is as follows:

               20% - Upon services rendered in connection with enrollment of students in the training program and submission of verification of enrollment, timesheets and corresponding invoice by the Company to the respective agency.

               80% - Upon satisfactory completion of the curriculum hours and continual employment for 91 consecutive days after placement by the Company. The Company is responsible for submitting corresponding timesheets, correspondence documenting activity, evidence of employment with certain information and related invoice to the respective agency.

                              INETVISIONZ.COM, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

     REVENUE RECOGNITION, CONTINUED:

          Consulting Revenues
          -------------------

          The Company, through its iNetproz division, plans to recognize revenue upon permanent placement of technical personnel with the Company's customers at revenue amounts to be determined on an individual basis. In the event, that the employer of the permanently placed iNetversity candidate is dissatisfied with the candidates performance within the initial 30 days of employment, the Company would be obligated to replace the candidate at their cost, provided the employer has paid their fees in full. The Company will only recognize revenues 30 days after satisfactory placement of technical placement.

          The Company, through its iNetproz division, also plans to provide computer consulting and technical support on internal computer networks on an hourly basis and temporary placement of technical personnel in exchange for a percentage of their hourly wage rates. The Company, through its iNetecommerce division, also plans to implement primarily internet based business plans developed internally and externally. The Company will recognize revenues for these services in accordance with Statement of Position ("SOP") 97-2, Software Revenue Recognition, as amended by SOP 98-4 and SOP 98-9, in that revenues from multiple software arrangements will be allocated to each element of the arrangement based on the relative fair values using specific objective evidence as defined in the SOPs. If no such objective evidence exists, revenues from the contracts will not be recognized until the entire contract is completed and accepted by the customer. Once the amount of the revenue for each element is determined, the Company will recognize revenue as each element is completed and accepted by the customer. For contracts that require significant production, modification or customization of software, the Company applies percentage of completion contract accounting in conformity with ARB. No. 45 and SOP 81-1.

          The Company plans to recognize consulting and technical support revenues only when no further contingencies or material performance obligations are warranted, and thereby would have earned the right to receive and retain payments for services performed and billed.

          Deferred Revenues
          -----------------

          Deferred  revenue   represents   amounts  received  as  non-refundable
          deposits on student enrollments for which, the revenue is not yet recognizable as the services have not yet been performed. The deposits received are non-refundable. However, the Company honors delayed enrollments at a future date, for as long as a timely notice as determined on an individual basis is provided to the Company.

     FAIR VALUE:

          Unless otherwise indicated, the fair values of all reported assets and liabilities which represent financial instruments, none of which are held for trading purposes, approximate the carrying values of such amounts.

                              INETVISIONZ.COM, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

     CASH:

          Equivalents
          -----------

          For purposes of the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

          Concentration
          -------------

          The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

     PROPERTY AND EQUIPMENT:

          Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred, whereas, additions, renewals, and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation is computed using the straight-line method over the estimated useful lives of 3-5 years.

          Leasehold improvements are being amortized straight line over its estimated useful life of 60 months.

     INTANGIBLES:

          During September 1998, the Company entered into a non-compete agreement and acquired customer lists, product licenses and copyrights from the training division of Novaquest InfoSystems, Inc. Based on management's best estimates, the Company allocated $600,000 to these intangible assets, which are stated at cost and are being amortized straight-line over the estimated useful lives of 60 months from the date of acquisition.

                              INETVISIONZ.COM, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

     IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF:

          The Company adopted the provision of FASB No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair values of the assets. In estimating expected future cash flows for determining whether an asset is impaired and if expected future cash flows are used in measuring assets that are impaired, assets will be grouped at the lowest divisional level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. In the event that an impairment is recognized, appropriate disclosures would be made at the lowest divisional level. Adoption of this statement did not have a material impact on the Company's financial position, results of operations or liquidity.

     INVESTMENT:

          The   Company   owns   50%  of  the   outstanding   common   stock  of
          LiquidationBid.com, a start-up company. This investment is accounted for by the equity method, as the Company does not have control.

          There is no cost basis in this investment and there are no assets, liabilities nor operating activities of the investee. Pursuant to APB 18, "The Equity Method of Accounting for Investments in Common Stock," there are no recorded amounts included in the financial statements.

     ACCOUNTING FOR STOCK-BASED COMPENSATION:

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee (including non-employee directors) stock options equals the fair market value of the underlying stock on the date of grant, no compensation expense is recognized. The Company follows FASB No. 123 to account for stock based compensation to all consultants, excluding non-employee directors.

                              INETVISIONZ.COM, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

     INCOME TAXES:

          The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which adopts the asset and liability approach to measurement of temporary differences between financial reporting and income tax return reporting. The principal temporary difference is the Federal and State net operating loss carryforward. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized as future taxable income is not certain during the carryforward period. Deferred tax assets and liabilities are adjusted for effects of changes in tax laws and rates on the date of enactment. Federal net operating loss carryforward starts to expire on December 31, 2018 and California state net operating loss carryforward starts to expire on December 31, 2003. A summary is as follows:

                                               Federal                        State
                                      -------------------------     -------------------------
                                         1999           1998           1999           1998
                                         ----           ----           ----           ----
          Net operating loss
            carryforward              $5,050,000     $2,400,000     $5,050,000     $2,400,000

          Estimated tax rate                  35%            35%             6%             6%
                                      ----------     ----------     ----------     ----------

          Deferred tax benefit         1,767,500        840,000        303,000        144,000
          Less valuation allowance     1,767,500        840,000        303,000        144,000
                                      ----------     ----------     ----------     ----------

                                      $       --     $       --     $       --     $       --
                                      ==========     ==========     ==========     ==========

     NET LOSS PER SHARE:

          Basic and diluted net loss per share have been calculated based upon the weighted average number of common shares outstanding during the period. Common equivalent shares have been excluded from the calculation of diluted earnings per share as their impact would be anti-dilutive.

     SEGMENT:

          As substantially all the Company's operations occur at the subsidiary level, and based on the Company's integration and management strategies, the Company currently believes it operates in two business segments, which are as follows:

               o Provide education through the distant learning environment using the internet and traditional classroom setting;

               o    Provide   corporations   e-commerce  solutions  through  web
                    consulting.

                              INETVISIONZ.COM, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

     SEGMENT, CONTINUED:

          In the event the Company starts to operate in additional business segments in the future, the appropriate segment disclosures would be made pursuant to Statement of Financial Accounting Standards No. 131.

          During the year ended December 31, 1999 and 1998, the Company operated primarily to provide education through the Internet and traditional classroom tuition, which accounted for 98% and 100% of the Company's operations, respectively. The other 2% of the Company's operation during 1999 was in the web-consulting and e-commerce division.

     NEW ACCOUNTING PRONOUNCEMENTS:

          In December 1999, the Securities and Exchange Commission (the Commission) issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, which is to be applied beginning with the fourth fiscal quarter of fiscal years beginning after December 15, 1999, to provide guidance related to recognizing revenue in circumstances in which no specific authoritative literature exists. The Company is reviewing the application of the Staff Accounting Bulletin to the Company's financial statements, however, any potential accounting changes are not expected to result in a material change in the amount of revenues we ultimately expect to realize.

          In March 2000, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 44 (Interpretation 44), "Accounting for Certain Transactions Involving Stock Compensation". Interpretation 44 provides criteria for the recognition of compensation expense in certain stock-based compensation arrangements that are accounted for under APB Opinion No. 25, Accounting for Stock-Based Compensation. Interpretation 44 is effective July 1, 2000, with certain provisions that are effective retroactively to December 15, 1998 and January 12, 2000. Interpretation 44 is not expected to have any material impact on the Company's financial statements.

          In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires the Company to recognize all derivatives as either assets or liabilities and measure those instruments at fair value. It further provides criteria for derivative instruments to be designated as fair value, cash flow and foreign currency hedges and establishes respective accounting standards for reporting changes in the fair value of the derivative instruments. Upon adoption, the Company will be required to adjust hedging instruments to fair value in the balance sheet and recognize the offsetting gains or losses as adjustments to be reported in net income or other comprehensive income, as appropriate. The Company is evaluating its expected adoption date and currently expects to comply with the requirements of SFAS 133 in fiscal year 2001. The Company does not expect the adoption will be material to the Company's financial position or results of operations since the Company does not believe it participates in such activities.

                              INETVISIONZ.COM, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

     COMPREHENSIVE INCOME:

          The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." As of December 31, 1999, comprehensive income consisted of net loss only and accordingly, no statement of comprehensive income has been provided. In the event components of other comprehensive income came into existence in the future, a statement of comprehensive income would then be provided.

     GOING CONCERN:

          The Company's consolidated financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. Without the realization of additional capital, it would be unlikely for the Company to continue as a going concern. This factor raises substantial doubt about the Company's ability to continue as a going concern.

          Management recognizes that the Company must generate additional resources to enable it to continue operations. The Company intends to begin recognizing significant revenues during early 2000. Management's plans also include the sale of additional equity securities and debt financing from related parties. However, no assurance can be given that the Company will be successful in raising additional capital. Further, there can be no assurance, assuming the Company successfully raises additional equity, that the Company will achieve profitability or positive cash flow. If management is unable to raise additional capital and expected significant revenues do not result in positive cash flow, the Company will not be able to meet its obligations and will have to cease operations.

(2)  MAJOR CUSTOMER:

     During the years ended December 31, 1999 and 1998, revenues under the JTPA accounted for approximately 34% and 30%, respectively. Included in accounts receivable at December 31, 1999 is approximately $168,000 due from various agencies under the JTPA.

(3)  COMMON STOCK RECEIVABLE:

     In December 1999, the Company commenced a private placement offering (the "Offering") of the Company's common stock at a purchase price of approximately $0.25 per share pursuant to Regulation D of the Securities and Exchange Act of 1933. During December 1999, a share subscription commitment agreement was executed for 200,000 restricted shares and cash proceeds of $50,000 was received in January 2000.

                              INETVISIONZ.COM, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998


(4)  PROPERTY AND EQUIPMENT:

     Property and equipment is comprised of the following:
                                                              December 31,
                                                                  1999
                                                                  ----

          Computer and electronic equipment                    $   373,137
          Office furniture and equipment                           168,560
          Leasehold improvements                                    75,350
          Automobile                                                 9,305
                                                               -----------

                                                                   626,352
          Less accumulated depreciation and amortization           223,956
                                                               -----------

                                                               $   402,396
                                                               ===========

     Depreciation and amortization expense related to property and equipment for the years ended December 31, 1999 and 1998 amounted to $169,611 and $54,344, respectively.


(5)  CUSTOMER LIST:

     A summary is as follows:
                                                              December 31,
                                                                  1999

          Customer list                                        $   280,000
          Less accumulated depreciation and amortization            74,564
                                                               -----------

                                                               $   205,436
                                                               ===========

     Amortization expense related to customer list for the year ended December 31, 1999 and for the period from acquisition of this asset on September 1, 1998 to December 31, 1998 amounted to $56,000 and $18,564, respectively.


(6)  PRODUCT LICENSE, COPYRIGHTS, TRADEMARK AND CONCEPT:

     A summary is as follows:
                                                              December 31,
                                                                  1999
                                                                  ----

          Product license, copyrights, trademark and concept   $   250,000
          Less accumulated depreciation and amortization            66,575
                                                               -----------

                                                               $   183,425
                                                               ===========

     Amortization expense related to Product license, copyrights, trademark and concept for the year ended December 31, 1999 and for the period from acquisition of these assets on September 1, 1998 to December 31, 1998 amounted to $50,000 and $16,575, respectively.

                              INETVISIONZ.COM, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998


(7)  NON-COMPETE AGREEMENT:

     A summary is as follows:
                                                              December 31,
                                                                  1999
                                                                  ----

          Non-compete agreement                                $    50,000
          Less accumulated depreciation and amortization            13,315
                                                               -----------

                                                               $    36,685
                                                               ===========

     Amortization expense related to customer list for the year ended December 31, 1999 for the period from acquisition of this asset on September 1, 1998 to December 31, 1998 amounted to $10,000 and $3,315, respectively.


(8)  ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     A summary is as follows:
                                                              December 31,
                                                                  1999
                                                                  ----

          Delinquent payroll taxes payable, including
            estimated penalties and interest (see Note 14)     $   554,020
          Accounts payable                                         386,067
          Payroll and related taxes                                 67,000
          Professional fees                                         60,000
          Instructor fees                                           36,131
          Courseware and supplies                                   17,868
          Sales commission                                          14,652
          Sales taxes payable, paid in January 2000                 12,177
          Interest                                                   7,375
          Other overhead expenses                                    9,167
                                                               -----------

                                                               $ 1,164,457
                                                               ===========

     Major Vendor
     ------------

     Purchases from one vendor (Microsoft Corporation) amounted to approximately $170,000 and $91,000 for the years ended December 31, 1999 and 1998, respectively, representing approximately 20% of total courseware purchases in both years. Included in accounts payable and accrued expenses at December 31, 1999 is approximately $57,000 due to this vendor. The Company purchases courseware from this vendor under no contractual relationship and at competitive market prices.

     Subsequent Event
     ----------------

     During March 2000, the Company used the cash proceeds raised from the Private Offering in March 2000 to pay down $200,000 of the delinquent payroll taxes. The Company is currently negotiating a payment plan on the remaining balance and plans to repay the entire balance as cash flow improves.

                              INETVISIONZ.COM, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998


(9)  LOAN PAYABLE, BANK/RESTRICTED CASH:

     Loan payable, bank, bears interest at 8.5% payable monthly, due on demand and collateralized by certificate of deposit of $107,957 which is presented on the accompanying consolidated balance sheet as restricted cash. Subsequent to December 31, 1999, the Company paid off the loan using the collateral certificate of deposit. Interest expense under this loan amounted to $6,375 for the year ended December 31, 1999.

(10) NOTES PAYABLE, RELATED PARTIES:

     During December 1999, the Company commenced an offering of up to 20 units to raise up to $500,000 and is exempt from registration under Regulation D of the Securities Act of 1933. Each unit is comprised of the following:

          a. A $25,000 promissory note which bears interest at 8% per annum, interest calculated daily, unsecured and principal and interest is due on the maturity date. Pursuant to this agreement, the maturity date shall be one year from the execution date of the promissory note or the raising of at least $1 million in equity financing, whichever is earlier.

          b. One warrant ("Warrant") which shall entitle the note holder to purchase 10,000 shares of the Company's common stock at an exercise price of $0.80 per share which may be adjusted based upon fair market value. Pursuant to this agreement, the exercise price of this Warrant shall not exceed $2.00 per share in the event of an adjustment as set forth in the Warrant agreement. The Company is responsible for all costs related to registering the Common Stock shares underlying the Warrants in any registration statements filed with the Securities and Exchange Commission under the Securities Act of 1933. In the event the underlying shares of the Warrants are not registered within 1 year after the issuance of this Warrant, the holder has the right to demand registration at the Company's expense and be entitled to a 5% reduction per month on the exercise price.

     As of December 31, 1999, the Company raised $250,000 from the issuance of 10 units to related parties. Interest expense related to this note amounted to $3,000 during the year ended December 31, 1999.

     The Company recorded a discount of $41,000 arising from the granting of warrants above, which is being amortized over the life of the debt.

     A summary is as follows:

          Principal balance                                    $   250,000
          Less unamortized discount                                 39,000
                                                               -----------

             Net balance                                        $  211,000
                                                               ===========

                              INETVISIONZ.COM, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998


(11) LOANS PAYABLE, OFFICER-STOCKHOLDERS:

     Loans payable, officer-stockholders were non-interest bearing, unsecured and originally due on January 1, 2000. Pursuant to the terms of these agreements effective May 1, 1998, the officer-stockholders will provide working capital on an as needed basis up to a combined limit of $850,000, and all these notes are convertible into common stock of the Company at the rate of $0.20 per share at any time prior to its due date. During the years ended December 31, 1999 and 1998, the Company recorded interest expense of $352,012 and $341,475, respectively, arising from the beneficial conversion feature of these notes.

     During the year, the officer-stockholders of the Company converted these notes to equity and a summary is as follows:

                                                                Number of
                                                                  shares
                 Date                              Debt       converted into
                 ----                              ----       --------------

          September 15, 1999                    $   113,000        565,000
          November 12, 1999                          43,000        215,000
          December 5, 1999                          527,000      2,635,000
          December 30, 1999                          10,487         52,435
                                                -----------    -----------

                                                $   693,487      3,467,435
                                                ===========    ===========


(12) COMMITMENTS:

     The Company leases its office space and training locations under renewable operating leases, which expire at various times starting September 2001 to December 2004. Pursuant to these lease agreements, the Company is also responsible for maintaining certain minimum insurance requirements and general utilities.

     The following is a schedule by years of future minimum rental payments (including subsequent event) as required under operating leases that have noncancellable lease terms in excess of one year as of December 31, 1999:

          Year ending December 31,
             2000                                              $   432,000
             2001                                                  414,700
             2002                                                  180,000
                                                               -----------

                                                               $ 1,026,700
                                                               ===========

     Total rent expense amounted to $259,800 and $77,205 for the years ended December 31, 1999 and 1998, respectively.

                              INETVISIONZ.COM, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998


(12) COMMITMENTS, CONTINUED:

     Subsequent Event
     ----------------

     During March 2000, the Company entered into a new lease agreement to rent office space and training locations which expire in September 2000 at a monthly rent of $20,000. The Company is responsible for maintaining certain insurance requirements and general utilities.

     Service Agreements
     ------------------

     The Company entered into agreements with RxAlternative.com, Inc. to develop two websites starting January 2000 and to provide monthly technical support and maintenance services over a period of one year. Pursuant to these agreements, the Company shall receive 750,000 shares of RxAlternative's restricted common shares (4.17% of undiluted interest through the IPO of RxAlternative) and was granted 100,000 stock options to purchase 100,000 shares of common stock at $1.00 per share, which approximated fair value. The Company will also receive $10,000 per month as consulting revenues for up to 40 man-hours of services rendered and plans to record this revenue over the term of the agreement upon satisfactory completion of services and acceptance by RxAlternative.


(13) STOCKHOLDERS' EQUITY (DEFICIT):

     Private Placements
     ------------------

     During April 1998, the Company initiated a private placement offering (the "April 1998 Private Placement") of 1,114,000 shares of the Company's common stock at an offering price of $0.085 per share. The Private Placement was exempt from the registration provisions of the Securities and Exchange Commission Act of 1933 and Rule 504 of Regulation D. As of December 31, 1998, proceeds amounted to $94,690.

     During May 1998, the Company initiated a private placement offering (the "May 1998 Private Placement") of 1,400,000 shares of the Company's common stock at an offering price of $0.15 per share. The Private Placement was exempt from the registration provisions of the Securities and Exchange Commission Act of 1933 and Rule 504 of Regulation D. As of December 31, 1998, proceeds amounted to $210,000. The Company recorded an expense of $425,000 arising from the sale of stock at less than fair value.

     During December 1998, the Company initiated two private placement offerings (the "December 1998 Private Placements") of 400,000 and 180,000 shares of the Company's common stock at offering prices of $.625 and $1.00, respectively, per share. The Private Placement was exempt from the registration provisions of the Securities and Exchange Commission Act of 1933 and Rule 506 of Regulation D. As of December 31, 1998, proceeds amounted to $430,000.

     During December 1999, the Company initiated a private placement offering (the "December 1999 Private Placement") of 200,000 shares of the Company's common stock at an offering price of $0.25 per share. The Private Placement was exempt from the registration provisions of the Securities and Exchange Commission Act of 1933 under Rule 504 of Regulation D. As of March 23, 2000, proceeds amounted to $50,000. The Company recorded an expense of $93,600 arising from the sale of stock at less than fair value.

                              INETVISIONZ.COM, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998


(13) STOCKHOLDERS' EQUITY (DEFICIT), CONTINUED:

     Conversion of Debt
     ------------------

     Pursuant to loan  agreements,  the  officer-stockholders/note  holders (see
     Note 9) converted $693,487 of debt to equity at the rate of $0.20 per share into 3,467,435 restricted common shares during the year ended December 31, 1999.

     Services Rendered
     -----------------

     Pursuant to three consulting agreements with related parties, the Company issued 233,334 restricted common shares for (i) services rendered during the year ended December 31, 1999 in the amount of $375,001, and (ii) from the satisfaction of $17,000 of accrued consulting fees for the year ended December 31, 1998. During the year ended December 31, 1998, the Company issued 2,050,000 restricted common shares and recorded an expense of $830,000. These shares were recorded at fair value at the date of issuance.

     Purchase of Assets of Training Division
     ---------------------------------------

     During September 1998, the Company acquired certain assets from the training division of Novaquest InfoSystems, Inc. for a total cost of $1,000,000. Pursuant to this agreement, the Company paid $500,000 in cash and issued $500,000 worth of shares (520,000 shares) of its restricted common stock.

     Stock Options
     -------------

     During March 1999, the Company granted 500,000 options with an exercise price of $0.25 per share to a consultant. The Company recorded an expense of $630,000 during the year ended December 31, 1999 as required under FASB
     123. Also during March 1999, 200,000 options were cancelled and the remaining 300,000 options were exercised for gross proceeds of $75,000.

     On November 11, 1999, the Company granted 424,000 options to purchase restricted shares of the Company's common stock to select employees, consultants and non-employee directors. The options were not issued under a formal plan, as the Company has not yet adopted an Option Plan. The options have a three-year term, are exercisable at $1.00 per share, and are exercisable on or after January 1, 2000 and vest effective January 1, 1999 to December 31, 1999. Compensation expense of approximately $12,000 has been recorded for options granted to a related party consultant.

     During November 1999, the Company granted 300,000 common stock options to a current shareholder/corporate counsel at a cash exercise price of $0.75 per share. Pursuant to this agreement, the stock options will vest at the rate of 1 common stock option for $1 of legal and consulting fees billed to the Company at various times. As of December 31, 1999, 60,000 options had vested, for which an expense of $60,000 has been recorded. The options expire, if not exercised, on the 5th year after the presentation of the legal and consulting bills to the Company. Upon the successful filing of Form 10 and becoming effective pursuant to the Securities Act of 1933, the shares underlying the options shall be registerable pursuant to Form S-8, however, after the exercise of the options, the common shares will be restricted for 90 days thereafter.

                              INETVISIONZ.COM, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998


(13) STOCKHOLDERS' EQUITY (DEFICIT), CONTINUED:

     Stock Options, Continued
     ------------------------

     The number and weighted average exercise price of outstanding options at December 31, 1999 are as follows:

                                                             Weighted Average
                                                  Shares      Exercise Price
                                                  ------      --------------

          Outstanding at beginning of period             --    $        --
          Outstanding at end of period              724,000           1.31
          Exercisable at end of period               60,000           1.75
          Granted during period                   1,224,000           0.88
          Exercised during period                   300,000           0.25
          Cancelled during period                   200,000           0.25

     Pro forma information regarding the effect on operations is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. Pro forma information using the Black-Scholes method at the date of grant based on the following assumptions:

          Expected life (years)                                  3-5 years
          Risk-free interest rate                                    6.50%
          Dividend yield                                                --
          Volatility                                                   70%

     This option valuation model requires input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of fair value of its employee stock options.

     For purposes of proforma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's proforma information is as follows:

                                                              December 31,
                                                                  1999
                                                                  ----

          Net loss, as reported                                $(3,122,029)
          Proforma net loss                                    $(3,437,500)
          Basic and diluted historical loss per share          $     (0.42)
          Proforma basic and diluted loss per share            $     (0.46)

                              INETVISIONZ.COM, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998


(14) SUBSEQUENT EVENTS:

     During March 2000, the Company received $250,000 from Winthrop Venture Fund, Ltd., an accredited investor, from the issuance of two securities in exchange for this investment, which are as follows:

          a.   Promissory  note  payable,   bears  interest  at  9%  per  annum,
               unsecured and all interest and principal due by March 2001.

          b. 75,000 warrants were granted with an exercise price of $0.80 per share, which expire in three years from the date of grant.

     Pursuant to this agreement, in the event the Company completes a registration statement under the Securities Act of 1933, the Company shall be obligated to register the shares underlying these warrants. The Company will record a discount of approximately $60,000 in 2000, arising from the granting of the above warrants.

     Tax Payments
     ------------

     During March 2000, the Company used the cash proceeds raised from the Private Offering in March 2000 to pay down $200,000 of the delinquent payroll taxes. The Company is currently negotiating a payment plan on the remaining balance and plans to pay off the entire balance as cash flow improves.

     Lease
     -----

     During March 2000, the Company entered into a new lease agreement to rent office space and training locations which expire in September 2002 at a monthly rent of approximately $20,000. The Company is responsible for maintaining certain insurance requirements and general utilities.

     Loan Payment
     ------------

     Subsequent to December 31, 1999, the Company paid off the loan payable, bank using the collateral certificate of deposit.

                              INETVISIONZ.COM, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998


(15) PRIOR PERIOD ADJUSTMENT:

     The Company, after filing its Form 10-SB and during the comment period with the Securities and Exchange Commission, recorded additional expenses arising from differences in determination of fair value of common stock and beneficial conversion feature of debt to equity. A summary is as follows:

                                                                 Year ended                        Year ended
                                                             December 31, 1999                 December 31, 1998
                                                             -----------------                 -----------------
                                                                         Net loss                          Net loss
                                                         Net loss        per share         Net loss        per share
                                                         --------        ---------         --------        ---------
     Statements of Operations
     ------------------------

     As previously presented                           $ (1,746,041)    $      (0.23)    $ (1,455,100)    $      (0.40)

     Adjustments:
        Beneficial conversion feature of debt to
        equity, recorded as interest expense               (352,012)           (0.05)        (341,475)           (0.08)
     Amortization of debt issue cost as interest
        expense                                              (2,000)                               --
     Additional expense recognized from sale of
        stock at less than fair value                       (93,600)           (0.01)        (425,000)           (0.12)
     Additional expense recognized from stock
        options granted to consultants                     (641,375)           (0.09)              --
     Additional expense recognized from stocks
        issued for services at less than fair value        (287,001)           (0.04)         (93,000)           (0.03)
                                                       ------------     ------------     ------------     ------------
           Total adjustments                             (1,375,988)           (0.19)        (859,475)           (0.23)
                                                       ------------     ------------     ------------     ------------
     As restated for adjustments, net of tax           $ (3,122,029)    $      (0.42)    $ (2,314,575)    $      (0.63)
                                                       ============     ============     ============     ============

     Accumulated Deficit
     -------------------

     Accumulated deficit, beginning of year,
        as previously presented                        $ (1,565,791)                     $   (110,691)
     Net loss, as previously presented                   (1,746,041)                       (1,455,100)
     Adjustments - 1998                                    (859,475)                         (859,475)
                 - 1999                                  (1,375,988)                               --
                                                       ------------                      ------------

     Accumulated deficit, end of year,
        as restated                                    $ (5,547,295)                     $ (2,425,266)
                                                       ============                      ============


                                                                              24